UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 14, 2002

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events

Enron Bankruptcy

Enron Pension Plan

Management of Portland General Electric Company (PGE) have been informed by management of Enron Corp. (Enron) that on November 15, 2002, Enron informed its employees that it is taking steps to terminate the Enron Corp. Cash Balance Plan (Enron Pension Plan). Enron also informed its employees that the Enron Board of Directors, as the first step in terminating the Enron Pension Plan, had resolved to amend the Enron Pension Plan to cease monthly accruals effective January 1, 2003 so that only interest credits would accrue after that date. Enron's action does not affect the PGE pension plan, which is a separate plan for PGE employees.

Pension plans like the Enron Pension Plan can be terminated either involuntarily or voluntarily. If it satisfies certain statutory requirements, Enron can commence a voluntary termination by fully funding the Enron Pension Plan, in accordance with the Enron Pension Plan terms, and terminating it in a "standard" termination in accordance with the Employee Retirement Income Security Act of 1974, as amended (ERISA). Enron informed its employees that it intends to seek the approval of its Unsecured Creditors' Committee and the U.S. Bankruptcy Court to fully fund and then terminate the Enron Pension Plan. Approval to terminate the Enron Pension Plan also will be requested from the Pension Benefit Guaranty Corporation (PBGC) and the Internal Revenue Service. Enron informed its employees that, if approved, the termination process is expected to take up to 12 months.

PGE Management believes that the proposal to fully fund the Enron Pension Plan and terminate it in a standard termination, if approved and consummated, should eliminate any need for the PBGC to attempt to collect from PGE any liability related to the termination of the Enron Pension Plan. There can be no assurance at this time that the funding and termination will be approved by the Unsecured Creditors' Committee or the Bankruptcy Court or that, upon such approval, Enron will have the ability to obtain funding on acceptable terms. However, if the termination is not approved, or if Enron fails to provide funding on acceptable terms, and if the PBGC were to look solely to PGE to pay any amount with respect to the Enron Pension Plan, PGE would exercise all legal rights, if any, available to it to defend against such a demand and to recover any contributions from the other solvent members of the controlled group. No reserves have been established by PGE for any amounts related to this issue.

For further information, see Note 7, Enron Bankruptcy, in the Notes to Consolidated Financial Statements in PGE's Form 10-Q for the quarterly period ended September 30, 2002.

Federal Investigation - Wholesale Power Markets

Enron Trading Strategies

On November 14, 2002, the Federal Energy Regulatory Commission (FERC) trial staff released a Statement of Asserted Violations (Statement) in its investigation (Docket EL02-114-000) into possible violations by PGE of the Federal Power Act, the FERC's standards of conduct, PGE's code of conduct and PGE's market-based rate tariffs. The Statement alleged that PGE failed to properly post on a public web site information about certain energy transactions with Enron Power Marketing, Inc. (EPMI). PGE had previously self-reported these failures to FERC and does not contest that technical posting violations occurred. Other alleged violations in the Statement arise out of a series of transactions that occurred in April-June 2000, involving PGE, EPMI and Avista Energy, Inc. (Avista). The Statement alleges that these transactions may have adversely affected markets in California, and that they constituted instances of improper dealings between affiliates. The Statement did not request specific damages, nor did it suggest possible remedies. PGE disagrees with the FERC trial staff's assertions regarding its transactions with EPMI and Avista, and will respond in accordance with the schedule in the hearings process. The hearing is scheduled to begin April 1, 2003.

For further information, see "Federal Investigations - Wholesale Power Markets" in Item 2. - "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PGE's Form 10-Q for the quarterly period ended September 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

November 22, 2002	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

November 22, 2002	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer